Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-192954) of Oglethorpe Power Corporation of our report dated March 26, 2015, with respect to the consolidated financial statements of Oglethorpe Power Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 26, 2015